UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2007

GLOBAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

000-28025

(Commission File Number)

86-0951473

(I.R.S. Employer Identification Number)

520-1122 Mainland Street, Vancouver, British Columbia, Canada V6B 5L1

(Address of principal executive offices, including zip code)

(604) 639-5835

(Registrant's telephone Number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 6, 2007 we entered into a consulting service agreement (the “Agreement”) with Yossi Raz to provide services in the area of project development to the Company. Mr. Raz will receive a $5,000 per

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month retainer, payable against invoices received. The Company will also cover out of pocket expenses. The Agreement is for a period of 12 months, and either party has the right to renew the Agreement for a further 12 months. Notice of termination may be provided by either party by 60 days written notice.

Mr. Raz has 37 years of experience in the private and public sector in Israel and internationally.

Mr. Raz served as Managing Director and Deputy Managing Director for organizations in the heavy chemical and petrochemical industries as well as in the high-tech, energy, mining and infrastructure sectors.

Mr. Raz was involved as a Project Manager in many Multi Million Turnkey Projects around the world utilizing innovative technologies and inventions.

During his 37 years of experience, Mr. Raz performed engineering, procurement, construction and commissioning, marketing, business development and projects in countries such as the U.S.A, Costa Rica, Chili, Brazil, South Africa, Ivory Coast, Yugoslavia and Montenegro, Italy, Great Britain, China, Thailand, Poland, the Czech Republic, Turkey and Russia.

Mr. Raz has experience in developing and producing business plans, techno-economical evaluations and other bankable documents.

Mr. Raz is fluent in English, Hebrew with some German. He served in the Israeli army as Chief Electrician on Naval Fleet, leaving with a final rank of Major in Reserve.

Mr. Raz graduated as a Mechanical and Electrical Engineer from Technion University, Haifa. Israel and received an MBA in International Marketing at the University of Pretoria, South Africa.

Item 9.01 Financial Statements and Exhibits.

A copy of the following documents are included as exhibits to this current report on Form 8-K pursuant to Item 601 of Regulation SB:

10.1	Consulting Agreement with Yossi Raz

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC.

Per: /s/ Asi Shalgi

Asi Shalgi

President, Chief Executive Officer and Director

Dated: May 10, 2007

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